Exhibit 99.1

BARDA Increases Contract Option with Cytori to Advance Countermeasure Clinical Trial

Increased Option Value to $16.6 Million for Burn Wound Treatment

September 19, 2016

SAN DIEGO--(BUSINESS WIRE)-- Cytori Therapeutics (NASDAQ: CYTX) (the “Company”)  today announced that the Company and Biomedical Advanced Research and Development Authority (BARDA), a division of the U.S. Department of Health and Human Services, increased the  contract option originally signed in August 2014 to fund continued investigation and development of Cytori Cell Therapy™ for use in thermal burn injuries.

The amended option is valued at $16.6 million, an increase of approximately $2.5 million from its previous value of $14.1 million. Upon Investigational Device Exemption (IDE) approval by the FDA, if received, Cytori will request that BARDA provide additional funding to cover costs associated with the completion of a pilot clinical trial. This trial will employ IV administration of Cytori Cell Therapy.

The supplemental funds from this amended contract will be used to support the remaining activities necessary to seek approval of the IDE and support clinical readiness. The original contract includes additional options, exercisable at BARDA’s discretion, valued at up to $68 million to fund both pilot and pivotal clinical trials and additional work in thermal burn complicated by radiation exposure.

“BARDA and Cytori continue to work closely to develop this technology in the interests of the nation,” said Dr. Marc Hedrick, President and Chief Executive Officer of Cytori. “Additional funding allows Cytori to complete activities necessary for conduct of a pilot trial with the objective of getting Cytori Cell Therapy into the clinic for thermal burn in 2017.”

The current healthcare system is ill-prepared for large numbers of patients requiring simultaneous treatment for thermal burns associated with radiation exposure. Current standard of care consists of dressings, skin grafts and skin substitutes. Despite these treatments, patients with severe burns commonly suffer from prolonged pain, aggressive scarring, skin contracture and reduced range of motion. Cellular therapeutics such as those offered by Cytori may have the potential to improve the quality and rate of wound healing and reduce scarring and also can be deployed in a cost effective manner, even in mass casualty situations.

According to the American Burn Association, there were approximately 450,000 burn injuries in 2013 that required medical treatment in the United States, with approximately 40,000 requiring hospitalization. In a mass casualty event, the Government Accountability Office estimates that as many as 10,000 patients could require thermal burn care. The limited number of specialist surgeons and burn centers in the U.S. creates a public health need for a burn wound therapy that can be quickly and broadly applied by non-specialist medical personnel following such an event.

About Cytori Therapeutics, Inc.

Cytori Therapeutics is a late stage cell therapy company developing autologous cell therapies from adipose tissue to treat a variety of medical conditions. Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair.  As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products. For more information, visit www.cytori.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, statements regarding potential IDE approval, Cytori’s use of the proceeds of BARDA’s $2.5 million option exercise, anticipated future BARDA funding, and clinical efficacy and cost-effectiveness of Cytori Cell Therapy, are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, a possible adverse FDA decision regarding our IDE submission,  changes in government funding and procurement priorities that may adversely affect our thermal burn injury program, the government’s sole discretion in determining funding timing and amounts, the government’s ability to reduce, modify or terminate the contract if it determines it is in the government’s best interests to do so, the risk that Cyrori is unable to complete development work necessary receive FDA IDE approval and/or future BARDA funding, the quality of data supporting IDE approval and execution of BARDA contract options, risks in the collection and results of clinical data, final clinical outcomes, regulatory uncertainties, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" section in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this communication.

CYTORI THERAPEUTICS CONTACT

Tiago Girao

+1.858.458.0900

ir@cytori.com